Exhibit 10.2

[The Finish Line, Inc. Letterhead]

October 30, 2006

[FOUNDER]

[ADDRESS]

[ADDRESS]

Dear [Alan] [David] [Larry]:

You are currently serving as [Chairman and Chief Executive Officer] [Senior Executive Vice President] of The Finish Line, Inc. (the “Company”) on an at-will basis. In consideration for you agreeing to serve the Company in such capacity on an at-will basis, the Company has agreed to provide to you certain benefits under certain circumstances described herein.

Subject to the terms and conditions set forth in this letter agreement, and in consideration of good and valuable consideration, the receipt of which is mutually acknowledged, you and the Company agree as follows:

1. Employment At-Will. Notwithstanding anything herein to the contrary, you acknowledge and agree that you are and will remain an at-will employee of Company and that both you and the Company can terminate the employment relationship at any time upon written notice to the other, with or without prior notice, for any reason or for no reason. You acknowledge that you have not received any promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by you and an authorized Company executive.

2. Equity-Based Compensation. In the event of a Change in Control (determined without regard to subclause (1) of the definition set forth below), notwithstanding any provision in any equity compensation plan maintained by the Company or any award agreement between you and the Company, all stock options and awards of restricted stock (and all other similar equity instruments) granted to you, which are outstanding and have not otherwise vested shall be deemed vested immediately prior to the consummation of such Change in Control.

3. Medical Benefits Continuation. Although nothing in this letter agreement shall be construed to alter the at-will nature of your employment as set forth in Section 1 above, if your employment with the Company is terminated by the Company without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below), in each case, during the period that begins with the 30th day preceding a Change in Control and which ends 2 years following such Change in Control, subject to your execution and non-revocation of a general release in favor of the Company and its affiliates in a form reasonably acceptable to the Company, you will be entitled to receive from the Company group health benefits (equivalent to those provided prior to such termination) for you and your dependents following your termination of employment and continuing until you reach the age of 65 on the same terms and conditions and with the same cost to you as if you had remained employed by the Company during such period.

4. Definitions.

(a) For purposes of this Agreement, “Change in Control” shall mean the consummation of one or more of the following:

(i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(ii) any person or group, other than Alan Cohen, David Klapper or Larry Sablosky (each a “Founder”), is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(iii) a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(iv) during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board (whether through the filling of a vacancy or otherwise) or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

provided; however, that any such event listed in (i)-(iv) shall not be considered a “Change in Control” if either: (1) immediately following such event and continuing until the second anniversary of such event, one of the Founders holds the position of Chief Executive Officer of the Company or its successor, as applicable, and any parent thereof or (2) as a result of such event the Founders, directly or indirectly, individually or as a group, continue to beneficially own a majority of the voting power of the Company or its successor, as applicable, and any parent thereof.

(b) For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by you to perform your material duties with respect to the Company or its affiliates; (ii) the willful or intentional engaging by you in conduct within the scope of your employment that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) your conviction for, or a plea of nolo contendre to, the commission of a felony involving moral turpitude; or (iv) a material breach of any confidentiality or non-competition covenants between you and the Company that causes a material and demonstrable injury, monetarily or otherwise, to the Company.

(c) For purposes of this Agreement, “Good Reason” shall mean if, other than for Cause, any of the following has occurred: (i) any reduction in your base salary or annual bonus opportunity (except for across the board reductions for all similarly situated executives of the Company); (ii) a transfer of your primary workplace by more than thirty-five (35) miles from its location as of date hereof; or (iii) any of (1) a substantial reduction in your authority, duties or responsibilities, or (2) the assignment of any duties or responsibilities inconsistent with your position with the Company; provided, however, that, in each case, Good Reason shall cease to exist for an event to the extent that you shall have either consented, in advance, to such event or to the extent that 90 days shall elapsed following such event.

5. Effect of Section 409A of the Code. Notwithstanding anything herein to the contrary, if the Company determines (i) that on the date your employment with the Company terminates or at such other time that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) of the Company and (ii) that any benefits to be provided to you pursuant to this letter agreement are or may become subject to any additional or penalty tax under Section 409A if provided at the time otherwise required under this letter agreement then (A) for a period of six months following the date of your “separation from service” (as such term is defined under Section 409A) with the Company (the “Benefits Delay Period”), you shall be responsible for the full cost of providing such benefits, and (B) on the first day following the Benefits Delay Period, the Company will reimburse you for the costs of providing such benefits imposed during the Benefits Delay Period, plus interest on such reimbursements for the Benefits Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

6. No Mitigation. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the benefits payable to you under this letter agreement.

Sincerely yours,

[NAME]
[TITLE]

By signing this letter agreement below, I am agreeing to the above:

Signature:		Date: October 30, 2006
[NAME]

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